Exhibit 10.1

 [Date]

[ Name and address ]

RE:           MOF II CARRIED INTEREST BONUSES

Dear [                         ],

The purpose of this letter agreement (the "MOF II Carried Interest Bonus Agreement" or "Agreement") is to document the terms and conditions under which you will be eligible to receive from Medley Capital LLC (the "Company"), in addition to any other compensation to which you may be entitled, with effect from [ Date ], certain incentive cash bonuses tied to the performance of Medley Opportunity Fund II LP (the "MOF II Carried Interest Bonuses”).

A.           MOF II Carried Interest Bonuses. You will receive from the Company cash bonuses equal to [ ]% of Carried Interest received by or on behalf of MOF II GP LLC (“MOF II GP”) as general partner of Medley Opportunity Fund II LP in accordance with the terms and conditions of the Third Amended & Restated Limited Partnership Agreement of Medley Opportunity Fund II LP, dated June 13, 2012 (“MOF II LPA”). For purposes of this Agreement, Carried Interest shall have the meaning attributed to such term in the MOF II LPA.

B.           Conditions. In all cases, payment of amounts in respect of the MOF II Carried Interest Bonuses are conditioned upon:

a.           Your continued employment with the Company; your right to continue to receive MOF II Carried Interest Bonuses shall cease automatically upon termination of your employment for any reason; and

b.           The absence of any material breach, Cause or other Detrimental Activity by you under that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated [ ], between you and Medley Management Inc., as may be amended, modified or updated from time to time (the “Confidentiality, Non-Interference, and Invention Assignment Agreement”).

C.           Timing. MOF II Carried Interest Bonuses shall be paid to you with the next regular payroll cycle following each distribution (other than tax distributions up to the Tax Distribution Amount) made by MOF II GP to Medley LLC and its other members of Distributable Cash attributable to Carried Interest received from Medley Opportunity Fund II LP.

D.           Clawback. The MOF II Carried Interest Bonuses paid by the Company to you are subject in all respects to the Clawback provisions set forth in the MOF II LPA (including but not limited to sections 10.4(c) and (e) thereof) as if you were an equity owner in MOF II GP LLC and you agree that the Company may require you to return the MOF II Carried Interest Bonuses in respect of Medley Opportunity Fund II LP to the extent MOF II GP LLC or its equity owners are required to return or offset Carried Interest payments in order to comply with such provisions.

280 Park Avenue, 6th Floor East	600 Montgomery Street, 35th Floor
New York, NY 10017	San Francisco, CA 94111
Tel: 212.759.0777	Tel: 415.568.2760
Fax: 212.759.0091	Fax: 415.358.5514

March 17, 2016

E.           Miscellaneous.

1.           Taxes/Withholding. The Company shall withhold such amounts from any MOF II Carried Interest Payments consistent with applicable tax laws and regulations of the relevant jurisdictions. In the event that changes in tax laws, or tax law determinations or rulings result in a material adverse change in the tax treatment of these payments by us or to you, we agree to negotiate in good faith regarding an appropriate amendment to this Agreement which is reasonably necessary and appropriate to mitigate any negative or unintended tax consequences.

2.           Disputes. If any questions should arise with respect to the operation of this Agreement that are not specifically provided for in this Agreement, or with respect to the interpretation of this Agreement or the tax treatment of the payments to be made hereunder, the Company will make a final determination with respect to any such questions and interpret this letter in good faith and its determination and interpretation so made shall be formal and binding on all parties.

3.           Employment Term. Nothing in this Agreement is intended to create or imply a fixed term of employment, guarantee of continued employment or otherwise change the at-will nature of your employment. Either you or the Company may terminate your employment at any time and for any reason, with or without cause, including, without limitation, as the term Cause is defined above, and with or without notice.

4.           Section 409A.  This Agreement is intended to comply with or to be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and this Agreement shall be interpreted consistently with such intent.

Medley Capital LLC
a Delaware limited liability company

BY:

Name:

Title:

Agreed and Accepted this [________________]

__________________________

Name: [                                       ]

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